Exhibit 10.2
ASURE SOFTWARE

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

Our  Company’s  reputation  for  honesty  and  integrity  is  the  sum  of  the  personal reputations of our directors, officers and employees.  To protect this reputation and to promote compliance with laws, rules and regulations, this Code of Business Conduct and Ethics has been adopted by our Board of Directors. This Code is only one aspect of our commitment. You must also be familiar with and comply with all other policies contained in our employee policy manual.

This Code sets out the basic standards of ethics and conduct to which all of our directors, officers and  employees are held.  These standards are designed to deter wrongdoing and to promote honest and ethical conduct, but will not cover all situations.  If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code.

If you have any doubts whatsoever as to the propriety of a particular situation, you should submit it in  writing to our Company’s Director of Human Resources, who will review the situation and take appropriate action in keeping with this Code, our other corporate policies and the applicable law.  If your concern relates to that individual, you should submit your concern, in writing, to the Human Resources Department.  The mailing address of each of those individuals is included at the end of this Code.

Those who violate the standards set out in this Code will be subject to disciplinary action.

1.           Scope

If you are a director, officer or employee of the Company or any of its subsidiaries, you are subject to this Code.

2.           Honest and Ethical Conduct

We, as a Company, require honest and ethical conduct from everyone subject to this Code.  Each of  you has a responsibility to all other directors, officers and employees of our Company,  and  to  our  Company  itself,  to  act  in  good  faith,  responsibly,  with  due  care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated and otherwise to conduct yourself in a manner that meets with our ethical and legal standards.

3.           Compliance with Laws, Rules and Regulations

You are required to comply with all applicable governmental laws, rules and regulations, both in letter  and in spirit. Although you are not expected to know the details of all the applicable laws,  rules  and  regulations,  we  expect  you  to  seek  advice  from our  Company’s Director of Human Resources if you have any questions about whether the requirement applies to the situation or what conduct may be required to comply with any law, rule or regulation.

4.           Conflicts of Interest

You must handle in an ethical manner any actual or apparent conflict of interest between your personal  and business relationships.  Conflicts of interest are prohibited as a matter of policy.  A “conflict of interest“ exists when a person’s private interest interferes in any way with the interests of our Company.  For example, a conflict situation arises if you take actions or have interests that interfere with your ability to perform your work for our Company objectively and effectively.  Conflicts of interest also may arise if you, or a member of your family, receive an improper personal benefit as a result of your position with our Company.

If you become aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, you should report it promptly to our Company’s Human Resources Department.

Conflicts  of  interest  are  prohibited  as  a  matter  of  Company  policy,  except  under guidelines approved by the Board of Directors. The following standards apply to certain common situations where potential conflicts of interest may arise:

A.           Gifts and Entertainment

Personal gifts and entertainment offered by persons doing business with our Company may be accepted when offered in the ordinary and normal course of the business relationship. However, the frequency and cost of any such gifts or entertainment may not be so excessive that your ability to exercise independent judgment on behalf of our Company is or may appear to be compromised.

B.           Financial Interests In Other Organizations

The  determination  whether  any  outside  investment,  financial  arrangement  or  other interest in another organization is improper depends on the facts and circumstances of each case. Your  ownership  of  an  interest  in  another  organization  may  be  inappropriate  if  the  other organization has a material business relationship with, or is a direct competitor of, our Company and your financial interest is of such a size that your ability to exercise independent judgment on behalf of our Company is or may appear to be compromised.As a  general rule, a passive investment  would  not  likely  be  considered  improper  if  it:  (1) is  in  publicly  traded  shares; (2) represents  less  than  1%  of  the  outstanding  equity  of  the  organization  in  question;  and (3) represents less than 5% of your net worth.Other interests also may not be  improper, depending on the circumstances.

C.           Outside Business Activities

The determination of whether any outside position an employee may hold is improper will depend on the facts and circumstances of each case.  Your involvement in trade associations, professional societies, and charitable and similar organizations will not normally be viewed as improper.  However, if those activities are likely to take substantial time from or otherwise conflict with your responsibilities to our Company, you should obtain prior approval from your supervisor.  Other outside associations or activities in which you may be involved are likely to be viewed as improper only if they would  interfere with your ability to devote proper time and attention  to  your  responsibilities  to  our  Company  or  if  your  involvement  is  with  another Company with which our Company does business or competes.  For a director, employment or affiliation with a Company with which our Company does business or competes must be fully disclosed to our Company’s Board of Directors and must satisfy any other standards established by applicable law, rule (including rule of any applicable stock exchange) or regulation and any other corporate governance guidelines that our Company may establish.

D.           Indirect Violations

You should not indirectly, through a spouse, family member, affiliate, friend, partner, or associate, have any interest or engage in any activity that would violate this Code if you directly had the interest or engaged in the activity.  Any such relationship should be fully disclosed to our Company’s Human Resources Department (or the Board of Directors if you are a director), who will make a determination whether the relationship is inappropriate, based upon the standards set forth in this Code.

5.           Corporate Opportunities

You are prohibited from taking for yourself, personally, opportunities that are discovered through the use of corporate property, information or position, unless the Board of Directors has declined to pursue the opportunity.  You may not use corporate property, information, or position for personal gain, or to compete with our Company directly.  You owe a duty to our Company to advance its legitimate interests whenever the opportunity to do so arises.

6.           Fair Dealing

You should  endeavor  to  deal  fairly  with  our  Company’s  suppliers,  competitors  and employees and with other persons with whom our Company does business.  You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

7.           Public Disclosures

It is our Company’s policy to provide full, fair, accurate, timely, and understandable disclosure in all  reports and documents that we file with, or submit to, the Securities and Exchange Commission and in all other public communications made by our Company.

8.           Confidentiality

You should maintain the confidentiality of all confidential information entrusted to you by our Company or by persons with whom our Company does business, except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information that might be of use to competitors of, or harmful to, our Company or persons with whom our Company does business, if disclosed.

9.           Insider Trading

If you have access to material, non-public information concerning our Company, you are not permitted to use or share that information for stock trading purposes, or for any other purpose except the conduct of our Company’s business.  All non-public information about our Company should be considered confidential information.  Insider trading, which is the use of material, non- public information for  personal financial benefit or to “tip” others who might make an investment decision on the basis of this information, is not only unethical but also illegal.  The prohibition on insider trading applies not only to our Company’s securities, but also to securities of other companies if you learn of material non-public information about these companies in the course of your duties to the Company.  Violations of this prohibition against “insider trading“ may subject you to criminal or civil liability, in addition to disciplinary action by our Company.

10.           Protection and Proper Use of Company Assets

You should  protect  our  Company’s  assets  and  promote  their  efficient  use. Theft, carelessness, and waste have a direct impact on our Company’s profitability.All corporate assets should be used for legitimate business purposes. The obligation of employees to protect the Company’s  assets includes its proprietary information.Proprietary information includes intellectual  property  such  as  trade  secrets  patents,  trademarks,  and  copyrights,  as  well  as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information would violate Company policy.  It could also be illegal and result in civil or even criminal penalties.

11.           Interpretations and Waivers of the Code of Business Conduct and Ethics

If you are uncertain whether a particular activity or relationship is improper under this Code or  requires  a waiver of this Code, you should disclose it to our Company’s Director of Human Resources (or the Board of Directors if you are a director), who will make a determination first, whether a waiver of this Code is required and second, if required, whether a waiver will be granted.You may be required to agree to  conditions before a waiver or a continuing waiver is granted.   However, any waiver of this Code for an  executive officer or director may be made only by the Company’s Board of Directors and will be promptly disclosed to  the  extent  required  by  applicable  law,  rule  (including  any  rule  of  any  applicable  stock exchange) or regulation.

12.           Reporting any Illegal or Unethical Behavior

Our Company desires to promote ethical behavior.  Employees are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation.  Additionally, employees should promptly report violations of laws, rules, regulations or this Code to  our Company’s Director of Human Resources.  Any report or allegation of a violation of applicable laws, rules, regulations or this Code need not be signed and may be sent anonymously.  All reports of violations of this Code, including reports sent anonymously, will be promptly investigated and, if found to be accurate, acted upon in a timely manner.  If any report of wrongdoing relates to accounting or financial reporting matters, or relates to persons involved in  the  development or implementation of our Company’s system of internal controls, a copy of the report will be promptly provided to the chairman of the Audit Committee of the Board of Directors, which may participate  in the investigation and resolution of the matter.  It is the policy of our Company not to allow actual or threatened retaliation, harassment or discrimination due to reports of misconduct by others made in good faith by employees.  Employees are expected to cooperate in internal investigations of misconduct.  Employees also have the option of reporting unethical or illegal activities to EthicsPoint, an outside provider which collects issues and concerns, and communicates them to Company management while maintaining employee anonymity.  To file a complaint either call 866-ETH-ICSP or go to https://secure.ethicspoint.com/domain/media/en/gui/5615/index.html

13.           Compliance Standards and Procedures

This Code is intended as a statement of basic principles and standards and does not include specific  rules that apply to every situation.  Its contents have to be viewed within the framework of our Company’s other policies, practices, instructions and the requirements of the law.  This Code is in addition to other policies, practices or instructions of our Company that must be observed.  Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility for exercising the highest ethical standards applicable to the circumstances.

In some situations, it is difficult to know right from wrong.  Because this Code does not anticipate every situation that will arise, it is important that each of you approach a new question or problem in a deliberate fashion:

(a)           Determine if you know all the facts.

(b)           Identify exactly what it is that concerns you.

(c)           Discuss the problem with a supervisor or, if you are a director, the Company’s Director of Human Resources.

(d)           Seek  help  from  other  resources  such  as  other  management  personnel  or  our Company’s Director of Human Resources.

(e)           Seek guidance before taking any action that you believe may be unethical or dishonest.

You will be governed by the following compliance standards:

•	You are personally responsible for your own conduct and for complying with all provisions of this Code and for properly reporting known or suspected violations;

•	If you are a supervisor, manager, director or officer, you must use your best efforts to ensure that employees understand and comply with this Code;

•	No one has the authority or right to order, request or even influence you to violate this Code or the law; a request or order from another person will not be an excuse for your violation of this Code;

•	Any attempt by you to induce another director, officer or employee of our Company to violate this Code, whether successful or not, is itself a violation of this Code and may be a violation of law;

•
Any retaliation or threat of retaliation against any director, officer or employee of our Company for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is itself a violation of this may be a violation of law; and

•	Our Company expects that every reported violation of this Code will be investigated.

Violation of any of the standards contained in this Code, or in any other policy, practice or instruction of our Company, can result in disciplinary actions, including dismissal and civil or criminal  action  against  the  violator.This  Code  should  not  be  construed  as  a  contract  of employment and does not change any person’s status as an at-will employee.

This Code is for the benefit of our Company, and no other person is entitled to enforce this Code.  This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

Adopted by Resolution of the Board of Directors
September 21, 2012